Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-147217 and No. 333-234665) of Compass Diversified Holdings of our report dated April 28, 2020, except for the effects of the revisions discussed under Adjustments to Financial Statements in Note 1 to the consolidated financial statements, as to which the date is December 28, 2020, relating to the financial statements of Boa Technology Inc., which appears in Compass Diversified Holdings’ Current Report on Form 8-K/A dated December 28, 2020.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 7, 2021